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                                                                    Exhibit 11.1

                          Sylvan Inc. and Subsidiaries

            COMPUTATION OF PRIMARY EARNINGS PER SHARE OF COMMON STOCK
                        (In Thousands Except Share Data)

                                                 1996                  1995                 1994
                                                 ----                  ----                 ----
Net earnings applicable to
   Common shareholders                         $ 7,819              $  6,477              $ 6,357
                                               =======              ========              =======

Weighted average number of
   Common shares outstanding                 6,344,610             6,225,995            6,198,171

Add:  Common shares issuable
   for stock options at
   average market value
   for the year                                 97,859               106,146               80,785
                                                ------               -------               ------

Number of shares applicable
   to primary earnings per
   Common share calculation                  6,442,469             6,332,141            6,278,956
                                             =========             =========            =========

Primary earnings per
   Common share                               $   1.21              $   1.02             $   1.01
                                              ========              ========             ========